EXHIBIT 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Public-Held Company

NOTICE TO THE MARKET

Oi S.A. (“Oi” or the “Company”), hereby notifies its shareholders and the market in general that considering that the financial covenant related to leverage was not complied with by the Company, the Trustee of the 5th Public Issuance of Subordinated Non-Convertible Debentures (the “5th Issuance”) has convened a general meeting to deliberate on the subject. The general meeting on first call was scheduled for April 15, 2016, and was not installed due to the lack of quorum. The general meeting on second call was scheduled for this date and was also not installed since no debenture holder was present.

Thus, the Trustee of the 5th Issuance declared, on the date hereof, the early termination of such outstanding debentures, in accordance with Clause 6.21.2 of the deed of the 5th Issuance, effective on this date (April 27, 2016) (the “Declared Early Termination Date”). The outstanding principal amount of these debentures is estimated to be R$ 1,520,794.08.

The Company will pay the Updated Nominal Unitary Amount of the outstanding debentures of the 5th Issuance and their respective accrued remuneration, calculated on a pro rata temporis basis from the date of the immediately preceding payment date to the effective payment date, which is three business days after the Declared Early Termination Date, or May 2, 2016.

Further, the Company notes that the early termination of the outstanding debentures of the 5th Issuance does not, and will not, trigger a cross-default of any of the Company’s financial debts, either domestic or international, given the small outstanding principal amount of the 5th Issuance.

Finally, the Company advises its customers and the market in general that the early termination of the debentures of the 5th Issuance, as with the early termination of the debentures of the 9th Issuance, will not affect its ability to continue to provide services and supply products with the best technology and the highest quality standards.

Rio de Janeiro, April 27, 2016.

Flavio Nicolay Guimarães

Financial Officer and Investor Relations Officer

Oi S.A.

Special Note Regarding Forward-Looking Statements:

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward- looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian and U.S. federal securities laws and the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the SEC.